                                                                    Exhibit (12)

                                   ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements


                                                     Nine Months                  Years Ended August 31,
                                                        Ended     ----------------------------------------------------
(Dollars in thousands)                               May 31, 1999   1998       1997      1996       1995        1994
                                                     ------------ --------   --------   --------   --------   --------
Fixed charges, as defined
         Interest on long-term debt                    $ 26,665   $ 30,846   $ 31,354   $ 31,748   $ 32,345   $ 32,979
         Other interest                                   8,854      3,723      3,376      3,184      4,934      1,855
         Amortization of debt issue costs                   830        506        518        530        512        525
         Interest on lease agreements                     1,743      2,325      2,266      2,266      2,266      2,266
                                                       --------   --------   --------   --------   --------   --------
                  Total fixed charges                    38,092     37,400     37,514     37,728     40,057     37,625

Preferred dividend requirements                          45,856     44,228        285        428        428        428
                                                       --------   --------   --------   --------   --------   --------

Total fixed charges and preferred
         dividend requirements                         $ 83,948   $ 81,628   $ 37,799   $ 38,156   $ 40,485   $ 38,053
                                                       ========   ========   ========   ========   ========   ========


Earnings before income taxes                           $168,946   $168,380   $ 94,107   $ 85,873   $ 68,146   $ 57,276

Total fixed charges                                      38,092     37,400     37,514     37,728     40,057     37,625
                                                       --------   --------   --------   --------   --------   --------


Earnings available for combined
         fixed charges and preferred
         dividend requirements                         $207,038   $205,780   $131,621   $123,601   $108,203   $ 94,901
                                                       ========   ========   ========   ========   ========   ========

Ratio of earnings to combined
         fixed charges and preferred
         dividend requirements                            2.47X      2.52X      3.48X      3.24X      2.67X      2.49X
                                                       ========   ========   ========   ========   ========   ========


      Pro Forma Computation of Ratio of Earnings to Combined Fixed Charges
         and Preferred Stock Dividend Requirements Giving Effect to the
                      Proposed Merger as Described Herein


                                                      Nine Months    Year Ended
                                                         Ended        August 31,
(Dollars in thousands)                                May 31, 1999      1998
                                                      ------------   ----------
Fixed charges, as defined
         Interest on long-term debt                      $100,445     $132,136
         Other interest                                    28,958       30,529
         Amortization of debt issue costs                   1,720        1,693
         Preferred securities distributions
                      of subsidiary                         4,106        5,475
         Interest on lease agreements                       1,743        2,325
                                                         --------     --------
                      Total fixed charges                 136,972      172,158

Preferred dividend requirements                            45,856       44,228
                                                         --------     --------

Total fixed charges and preferred
         dividend requirements                           $182,828     $216,386
                                                         ========     ========


Earnings before income taxes                             $188,086     $153,549

Total fixed charges                                       136,972      172,158
                                                         --------     --------

Earnings available for combined
         fixed charges and preferred
         dividend requirements                           $325,058     $325,707
                                                         ========     ========

Ratio of earnings to combined
         fixed charges and preferred
         dividend requirements                              1.78X        1.50X
                                                         ========     ========


For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary, and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.